EXHIBIT 99.1

NeuroMetrix, Inc. Reports Total Revenues of $7.3 Million for the Third Quarter of 2008

• Decrease of 36% from the third quarter of 2007

• Cash and investment position of $21.6 Million

• Increase in shipments of ADVANCE™ NCS/EMG System to neurologists and other specialists with peripheral nerve expertise; ADVANCE Needle EMG module released to customers in October, 2008

• DigiScope product line discontinued as of November 1, 2008

WALTHAM, Mass.—(BUSINESS WIRE)—November 4, 2008—NeuroMetrix, Inc. (Nasdaq: NURO), a science-based medical device company advancing patient care through the development and marketing of innovative medical device products that aid physicians in the assessment and treatment of diseases and injuries of peripheral nerves, and that provide regional anesthesia and pain control, announced today its financial results for the three- and nine-month periods ended September 30, 2008.

Total revenues for the three months ended September 30, 2008, the Company’s third quarter, were $7.3 million, compared with $11.3 million for the third quarter of 2007, representing a decline of 36%.  During the three-month periods ended September 30, 2008 and 2007, 91% and 89% of revenues, respectively, were derived from consumables sales, 6% and 8% of revenues, respectively, were derived from medical equipment sales and 3% and 3% of revenues, respectively, were derived from DigiScope sales.  Medical equipment sales include revenues from sales of NC-stat devices and NC-stat docking stations and the ADVANCE device and related modules. Consumables sales includes revenues from sales of nerve specific electrodes and, in future periods, are expected to also include revenues from other consumables that have been developed for use with the ADVANCE System.

Total revenues for the nine months ended September 30, 2008 were $24.9 million, compared with $34.5 million for the nine months ended September 30, 2007, representing a decline of 28%.  During the nine month periods ended September 30, 2008 and September 30, 2007, 90% and 88% of revenues, respectively, were derived from consumable sales, 7% and 10% of revenues, respectively, were derived from medical equipment sales and 3% and 2% of revenues, respectively, were derived from DigiScope sales.

The costs of revenues as a percentage of total revenues for the third quarter of 2008 were 31.0%, compared with 27.0% for the third quarter of 2007. In the third quarter of 2008, the costs of revenues as a percentage of total revenues increased due to increased discounting resulting in lower average selling prices due, in part, to the transition of certain specialist physicians using the NC-stat System to the ADVANCE System.

The costs of revenues as a percentage of total revenues for the nine months ended September 30, 2008 was 29.1%, compared with 26.7% for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, the costs of revenues as a percentage of total revenues increased due to lower sales volumes and increased discounting resulting in lower average selling prices as discussed above.

The net loss for the third quarter of 2008 was approximately $7.9 million, including an asset impairment and restructuring charge of $5.0 million resulting from our decision to shut down our DigiScope business operations as previously announced and a write-down of $169,300 of our investment in Cyberkinetics Neurotechnology Systems Inc., compared with a net loss of approximately $3.6 million for the third quarter of 2007. The net loss for the nine-month period ended September 30, 2008 was $23.6 million, including the asset impairment and restructuring charge of $5.0 million mentioned above, a goodwill impairment charge of $5.8 million and a write-down of $2.2 million of our investment in Cyberkinetics, compared with net loss of $6.2 million for the nine-month period ended September 30, 2007.

Basic and diluted net loss per share was $(0.57) for the three months ended September 30, 2008 compared with basic and diluted net loss per share of $(0.28) for the three months ended September 30, 2007.  Basic and diluted net loss per share was $(1.72) for the nine months ended September 30, 2008, compared with basic and diluted net loss per share of $(0.49) for the nine months ended September 30, 2007.

Cash and cash equivalents and short-term investments totaled $21.6 million as of September 30, 2008 a decrease of $1.2 million when compared to the balance of $22.8 million as of June 30, 2008 and compared with $29.7 million as of December 31, 2007.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the third quarter of 2008 were down approximately 36% from the same period in 2007 primarily due to the continued uncertainty surrounding reimbursement for the NC-stat System, the 40% reduction in our direct sales force in the second quarter of 2008, and the termination of our independent sales agency relationships, which had accounted for a majority of our new customer lead generation, during the second half of 2007.  During the last quarter, our active customer count, which is a twelve-month look back at accounts utilizing our neurodiagnostic instruments, decreased by about 150 to 5,329 physician practices and clinics as of the end of the third quarter of 2008 from the second quarter of 2008.  The average consumables usage per customer also decreased about 10% during the third quarter of 2008 from the prior quarter.”

Dr. Gozani continued, “The American Medical Association (“AMA”) formed a work group in early 2007 to examine reimbursement coding for nerve conduction studies. The findings of this work group were originally presented to the AMA CPT Editorial Panel at its February 2008 meeting.   At that meeting, the Editorial Panel voted on a Category III code describing nerve conduction studies performed with pre-configured electrode arrays, which must be utilized with the NC-stat System.  However, the AMA did not publish any new Category III CPT codes for nerve conduction studies on July 1, 2008 when it published its list of new Category III CPT codes.   During its October 2008 meeting, the CPT Editorial Panel again considered nerve testing as an agenda item.  The Panel voted on whether to create a new Category I CPT code for nerve conduction studies performed with pre-configured electrode arrays.  Following its procedures, the Panel will release the outcome of the vote when the minutes of the meeting are finalized and approved.”

Dr. Gozani further commented, “We continue to believe that nerve conduction studies have an important role in primary care and will actively support the family and internal medicine physicians currently using the NC-stat to optimize their clinical care of patients. However, until our primary care customers attain reimbursement clarity, we expect limited new sales of NC-stat Systems within this market.  We are now focusing our medical equipment sales efforts on specialist physicians with peripheral nerve expertise.  In line with this strategy, we closed the DigiScope business.”

Dr. Gozani added, “During the third quarter of 2008, we redirected the core focus of our sales organization from selling NC-stat to primary care physicians to selling ADVANCE Systems to specialists physicians with peripheral nerve expertise.  We are encouraged by the acceptance of our ADVANCE System which we began selling during the second quarter of 2008 specifically into the neurology, physical medicine & rehabilitation (PM&R), neurosurgery, orthopedic and hand surgery, and pain medicine physician markets.  Over 140 ADVANCE Systems were placed with new and existing NeuroMetrix customers in the third quarter of 2008.  Because we experienced backorders for the ADVANCE Needle EMG module which is one component of the ADVANCE System, approximately $500,000 of revenues generated from sales of the ADVANCE Systems was deferred as of the end of the quarter.  We began fulfilling these backorders in October 2008 and expect to clear all backorders by the end of the fourth quarter.”

Dr. Gozani concluded, “Our product pipeline is well aligned to our strategy of providing innovative diagnostic, monitoring, and therapeutic products to specialist physicians with peripheral nerve expertise. In the third quarter of 2008, we received 510(k) clearance for our UNIVERSAL™ Electrodes. These individually placed electrodes enable nerve conduction measurements from essentially any nerve and location. Pending final manufacturing ramp-up, we expect to commercially launch these electrodes for use with ADVANCE in the fourth quarter of 2008.  We are also encouraged by the progression of our novel nerve localization system, called ASCEND, which we believe will be used to provide regional anesthesia, pain control, and to treat certain neuropathies.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Tuesday, November 4, 2008 to discuss the Company’s financial results for the three-month and nine-month periods ending September 30, 2008. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 866-825-1709 and using the confirmation code 87999976. Internationally, the conference call may be accessed by dialing 617-213-8060 and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investor Relations” tab and a replay of the webcast will be available on the Company’s website. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 37940844. The replay will be available for three months after the conference call.

About NeuroMetrix

NeuroMetrix is a science-based medical device company advancing patient care through the development and marketing of innovative medical device products that aid physicians in the assessment and treatment of diseases and injuries of peripheral nerves, and that provide regional anesthesia and pain control. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures.

Our product pipeline includes a system designed to precisely deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves (“perineurally”) for regional anesthesia, pain control and the treatment of focal neuropathies such as carpal tunnel syndrome. We are also developing products for intra-operative peripheral nerve assessment and monitoring, and a neurostimulation based product that promotes nerve fiber regeneration for the treatment of acute nerve injuries such as those resulting from lacerations or other forms of trauma.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties associated with: the manufacturing and marketing of new potential products; obtaining necessary regulatory approvals or clearances;

reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System and the ADVANCE System, including potential limitations resulting from the AMA CPT Editorial Panel process; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; competition; dependence upon computer and communication infrastructure utilized by the Company’s products; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to the Company’s products; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into the Company’s practices under these laws, including the investigation by the Office of the Inspector General within the Department of Health and Human Services and the U.S. Department of Justice that we are subject to; the Company’s financial condition; and the risks and uncertainties described under the heading “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 on in the Company’s other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:
NeuroMetrix, Inc.
Joseph Calo
781-314-2775
Principal Financial Officer
neurometrix.ir@neurometrix.com

SOURCE:
NeuroMetrix, Inc.

NeuroMetrix, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Consolidated)		(Consolidated)
Revenues:
Medical equipment	$416,826	$925,307	$1,679,039	$3,427,684
Consumables	6,660,412	10,094,330	22,261,690	30,415,444
Other	203,315	270,367	930,950	680,171

Total revenues	7,280,553	11,290,004	24,871,679	34,523,299

Costs and expenses:
Cost of revenues, excluding amortization	2,259,761	3,048,014	7,247,160	9,210,267
Research and development	1,471,463	1,290,652	4,648,275	3,772,415
Sales and marketing	2,706,403	6,044,049	12,333,376	18,039,934
General and administrative	3,497,389	4,905,146	11,276,992	11,116,014
Charge for impaired goodwill	—	—	5,833,464	—
Asset impairment and restructuring charges	4,960,151	—	4,960,151	—
Amortization of intangible assets	245,000	—	682,500	—

Total operating expenses	15,140,167	15,287,861	46,981,918	42,138,630

Loss from operations	(7,859,614)	(3,997,857)	(22,110,239)	(7,615,331)

Loss on available-for-sale investment	(169,289)	—	(2,226,454)	—
Interest income	124,256	426,932	617,841	1,376,133

Loss before minority interest	(7,904,647)	(3,570,925)	(23,718,852)	(6,239,198)
Minority interest	52,500	—	131,250	—

Net loss	$(7,852,147)	$(3,570,925)	$(23,587,602)	$(6,239,198)

Basic and diluted net loss per common share	$(0.57)	$(0.28)	$(1.72)	$(0.49)

Basic and diluted weighted average shares used to compute net loss per common share	13,773,855	12,624,465	13,719,346	12,609,761

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2008	December 31, 2007
	(Consolidated)
Assets
Current assets:

Cash and cash equivalents	$21,592,093	$7,097,239
Short-term held-to-maturity investments	—	22,621,741
Restricted cash	25,000	45,000
Accounts receivable, net	3,689,599	5,731,697
Inventories	6,311,205	5,354,338
Prepaid expenses and other current assets	388,074	710,159
Current portion of deferred costs	486,661	464,061

Total current assets	32,492,632	42,024,235

Restricted cash	408,000	1,458,598
Fixed assets, net	868,707	2,973,718
Long-term available-for-sale investment	273,546	1,058,255
Goodwill	—	5,833,464
Intangible assets, net	1,837,500	2,800,000
Deferred costs	136,476	226,304
Other long-term assets	96,393	—

Total assets	$36,113,254	$56,374,574

Liabilities, Minority Interest and Stockholders’ Equity
Current liabilities:

Accounts payable	$1,540,354	$2,627,889
Accrued expenses	3,760,390	4,436,109
Current portion of deferred revenue	1,735,790	1,643,026
Current portion of capital lease obligation	12,900	12,900

Total current liabilities	7,049,434	8,719,924

Deferred revenue	512,788	891,958
Capital lease obligation - net of current portion	8,600	18,275
Other long-term liabilities	—	14,546

Total liabilities	7,570,822	9,644,703

Minority Interest	1,968,750	—

Stockholders’ equity
Common stock	1,377	1,369
Additional paid-in capital	112,225,495	110,235,835
Accumulated deficit	(85,653,190)	(62,065,588)
Accumulated other comprehensive loss	—	(1,441,745)

Total stockholders’ equity	26,573,682	46,729,871

Total liabilities, minority interest and stockholders’ equity	$36,113,254	$56,374,574